Exhibit 4.1.2
AMENDMENT NO. 2
dated May 20, 2008
to
Trust Indenture
of streetTRACKS® GOLD TRUST
dated as of November 12, 2004
     This Amendment (this “Amendment”) dated May 20, 2008 to the Trust Indenture (the “Trust Indenture”), dated as of November 12, 2004, between World Gold Trust Services, LLC, as Sponsor (the “Sponsor”), and The Bank of New York, as Trustee (the “Trustee”), establishing the streetTRACKS® GOLD TRUST (the “Trust”)
WITNESSES, that
     WHEREAS State Street Global Markets, LLC, the Initial Marketing Agent for the streetTRACKS® Gold Shares, has informed the Sponsor that it intends to stop using the name “streetTRACKS®” in connection with exchange traded funds whose shares it markets; and
     WHEREAS, in accordance with Section 3.08 of the Trust Indenture, the Sponsor and the Initial Marketing Agent have agreed to change the name of the Trust from streetTRACKS® Gold Trust to SPDR® Gold Trust and to change the name of streetTRACKS® Gold Shares to SPDR® Gold Shares (the “Shares”) ; and
     WHEREAS Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture “to cure any ambiguity or to correct or supplement any provision hereof which may be defective or inconsistent or to make such other provisions in regard to matters or questions arising hereunder as will not materially adversely affect the interests of Beneficial Owners as determined in good faith by the Sponsor”; and
     WHEREAS the Sponsor wishes to amend the Trust Indenture to refer to the new names of the Trust and Shares; and
     WHEREAS all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners have been satisfied,
     NOW, THEREFORE, the Sponsor and the Trustee agree as follows:
     1. The name of the Trust shall be SPDR® Gold Trust and all references to “streetTRACKS® Gold Trust” in the Trust Indenture shall be amended to read “SPDR® Gold Trust.”
     2. All references to “streetTRACKS® Gold Share” in the Trust Indenture shall be amended to read “SPDR® Gold Share” and the definition thereof shall be reordered to follow “SEC.”
     3. Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.

     4. Written notice of this amendment, in the form annexed, shall be distributed as provided in Section 10.01(b) of the Trust Indenture.
     5. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.
     6. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

World Gold Trust Services, LLC, as Sponsor

By: Title:	/s/ James E. Burton Managing Director

The Bank of New York, as Trustee

By: Title:	/s/ Andrew Pfeifer Vice President
[Signature Page to Amendment No. 2 to
Trust Indenture of streetTRACKS® GOLD TRUST]

“SPDR® GOLD TRUST
(formerly known as
streetTRACKS® GOLD TRUST)
Notice of Amendment of Trust Indenture
     Effective May 20, 2008, the name of the Trust has been changed to “SPDR® Gold Trust” and the name of the Shares issued by the Trust has been changed to SPDR® Gold Shares. Existing streetTRACKS® Gold Shares are now known as SPDR® Gold Shares. The Trust Indenture has been amended to refer to these new names. The CUSIP number for the SPDR® Gold Shares is 78463V 107; this new CUSIP number identifies all existing shares formerly known as streetTRACKS® Gold Shares as well as all newly issued Shares. SPDR® Gold Shares will continue to be identified by the ticker symbol “GLD.”
     This notice is provided as directed by the Trust Indenture. No action by owners of Shares is required.
The Bank of New York
Trustee